Exhibit 99.1

Seth M. Shaw

February 27, 2014

Board of Directors
Tauriga Sciences, Inc.
39 Old Ridgebury Road
Danbury, CT 06180

RE:           Resignation from Tauriga Sciences, Inc.

To Whom It May Concern:

Effective as of the date hereof, I hereby resign as a member of the Board of Directors and as the Chief Executive Officer, President and interim Chief Financial Officer of Tauriga Sciences, Inc. (the “Company”).  My resignation from these positions is not a result of any disagreement with the Company, its Board of Directors, or its management.

It has been my great pleasure to serve as a member of the Board of Directors and Chief Executive Officer, and I look forward to moving the Company forward as its Vice President of Strategic Development.

Sincerely,

/s/ Seth M. Shaw

Seth M. Shaw